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                 March 30, 2022

       Craig Finster
       Chief Financial Officer
       Versus Systems Inc.
       6701 Center Drive West, Suite 480
       Los Angeles, CA 90045

                                                        Re: Versus Systems Inc.
                                                            Registration
Statement on Form F-3
                                                            Filed March 24,
2022
                                                            CIK No. 0001701963

       Dear Mr. Finster:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Lauren Pierce, Staff Attorney, at (202) 551-3887 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Eric Hellige